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                                                                   EXHIBIT 21.1


                                TOM BROWN, INC.

                           Subsidiaries of Registrant

                               December 31, 1998


                                           Jurisdiction of                     Percent
Name of Subsidiary                     Incorporation/Organization            of Ownership
------------------                     --------------------------            ------------

Retex Gathering Company, Inc.                   Wyoming                          100%
Rocno Corporation                                 Texas                          100%
Wildhorse Energy Partners, L.L.C.              Delaware                           45%
Sauer Drilling Company                         Delaware                          100%
TBI West Virginia, Inc.                        Delaware                          100%